EXHIBIT 1
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          NEWS RELEASE

          GPU, Inc.
          100 Interpace Parkway
          Parsippany, NJ  07054
          Tel.: 973-263-6500

          GPU REACHES TENTATIVE AGREEMENT FOR SOLARIS POWER SALE
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             Parsippany,  N.J.,  Dec. 4, 1997: GPU, Inc.,  (NYSE:GPU)  announced today that its subsidiary, GPU Electric, has reached tentative agreement to sell its 50% interest in Solaris Power (Solaris), GPU's electricity distributor in Melbourne, Australia, to The Australian Gas Light Company (AGL), which owns the remaining 50%. The sale, which is subject to execution of definitive agreements and various conditions precedent, is expected to be completed in the first quarter of 1998.

             Under the terms of the tentative agreement, GPU would receive payment of A$208 million (US$141 million) in cash and stock worth A$14.6 million (US$9.9 million) in Allgas Energy Limited, the natural gas distributor in Queensland, Australia. The Allgas stock represents a 10.36% stake in that company.

             In November 1997 GPU acquired PowerNet, the electric transmission company serving the State of Victoria, Australia, for A$2.55 billion (US$1.88 billion). As a result of Victoria's cross-ownership restrictions, GPU is required to sell its stake in Solaris.

             Fred D. Hafer, GPU Chairman, President and CEO, commenting on the agreement said, "The increase in Solaris' value between the time of acquisition and now reflects the improvements in operations that have been created by GPU, AGL and Solaris' management since privatization. The stake in Allgas, while small, may offer GPU a platform for growth in the expanding Australian natural gas market."

             GPU is a registered electric utility holding company. Its three domestic electric utility subsidiaries -- Jersey Central Power & Light, Metropolitan Edison and Pennsylvania Electric -- doing business as GPU Energy, serve nearly two million customers in Pennsylvania, New York and New Jersey. GPU also owns three subsidiaries known as the GPU International Group. The GPU International Group, which recently acquired the high voltage electric transmission system in Victoria, Australia, has a 50% ownership interest in an electric distribution and supply business in the United Kingdom serving approximately 2.2 million customers; it also has ownership interests in generation facilities located in the United States and foreign countries.